                                                                    EXHIBIT 11.1


                              NEUROGEN CORPORATION

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

       (IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER COMMON SHARE AMOUNTS)

                                                    For the Year Ended
                                                       December 31,
                                                  1996               1995        1994
                                           -----------------  ----------------  -------
                                                      Fully             Fully
                                           Primary   Diluted  Primary  Diluted  Primary
                                           -------   -------  -------  -------  -------
Weighted average shares outstanding        14,144    14,144   11,267   11,267    9,528

Dilutive effect of:
Warrants                                       42        42       39       43    -- (1)

Stock Options                               1,263     1,263    1,173    1,558    -- (1)
                                           ------    ------  -------  -------  -------
Common and Common Equivalent Shares        15,449    15,449   12,479   12,868    9,528
                                           ======    ======  =======  =======  =======
  1. Net Income (Loss)                     $5,894    $5,894  $13,353  $13,353  $(6,651)
                                           ======    ======  =======  =======  =======
  Net Income (Loss) per Common Share       $ 0.38    $ 0.38  $  1.07    $1.04  $  (.70)
                                           ======    ======  =======  =======  =======


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(1)  The Common Stock Equivalents have not been included as their inclusion would be antidilutive.